ARTICLES OF AMENDMENT OF THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OAK RIDGE MICRO-ENERGY, INC.

The undersigned Vice President of Oak Ridge Micro-Energy, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Colorado does hereby certify as follows:

1.

That the name of the Corporation is Oak Ridge Micro-Energy, Inc.

2.

Article I is being amended to change the name of the Corporation to “Oak Ridge Energy Technologies, Inc.”

3.

Accordingly, the text of the Amended and Restated Articles of Incorporation is hereby amended to read as follows:

ARTICLE I

NAME

The name of this corporation is “Oak Ridge Energy Technologies, Inc.”

4.

The aforesaid Amendment to the Amended and Restated Articles of Incorporation was adopted by the Board of Directors and the Majority Stockholder by Unanimous Consent of the Board of Directors and the written consent of the Majority Stockholder on July 1, 2013.  Of the 100,000,000 shares outstanding, 92,000,000 voted in favor of the amendment, with none voting against and none abstaining.

5.

The Amendment to the Amended and Restated Articles of Incorporation to change the Corporation’s name shall become effective on August 21, 2013.

IN WITNESS WHEREOF, I, Mark Meriwether, Vice President and Director of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 7th day of August, 2013.

OAK RIDGE MICRO-ENERGY, INC.

By /s/ Mark Meriwether

     Mark Meriwether, Vice President and Director

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:  Mark Meriwether, 3046 East Brighton Place, Salt Lake City, UT 84121.